EXHIBIT 10.10

Cash Performance Bonus Opportunity Agreement

This Cash Performance Bonus Opportunity Agreement (this “Agreement”) is made as of June 1, 2013, by and between T.B.A. Insurance Group, Ltd., a Texas limited partnership (the “Employer”), and you, the undersigned executive employee of the Employer (the “Employee” or “you”).

Agreement

This Agreement and the Notice of Award of Cash Performance Bonus Opportunity (the “Notice”) that was provided to you by the Employer along with this Agreement govern the award of the contingent cash bonus opportunity specified in the Notice, which contingent cash bonus opportunity, as so specified, shall hereinafter be referred to as the “Award.”  The Notice is hereby incorporated into and made a part of this Agreement.  Capitalized terms not defined in this Agreement are defined in the Notice.  In the event of a conflict between the terms of this Agreement and the Notice, the terms of this Agreement shall prevail.

Vesting; Amount of Bonus

No part of the cash bonus specified in the Award will be paid to you unless and until you satisfy the vesting conditions set forth in the Notice.  If you satisfy the conditions specified in the Notice, the amount of the bonus is determined from the table in Exhibit A to this Agreement.

If you die or you terminate your employment with the Employer on account of Disability before June 1, 2016, but on or after December 31, 2015, then, even though your employment will have terminated before June 1, 2016, you or your estate will nevertheless be entitled to the same bonus you would have become entitled to if you had remained employed by the Employer until June 1, 2016.

If you die or you terminate employment on account of Disability before December 31, 2015, then, if the Performance Goal is attained, you or your estate will be entitled to a reduced bonus equal to (a) the bonus you would have been entitled to if you had not ceased to be employed by the Employer before June 1, 2016, multiplied by (b) a fraction, the numerator of which is the number of consecutive days commencing with January 1, 2013 and ending with the date on which you died or terminated employment on account of Disability, and the denominator of which is 1,096.

Forfeiture

Generally and except as otherwise expressly provided in this Agreement, if either (a) 2013-15 CCUM is not at least $80 million, or (b) your employment terminates for any reason other than death or Disability before June 1, 2016, then you will not receive any portion of the cash bonus that is the subject of the Award, and you will receive no payment or other benefit to compensate you for your failure to receive any portion of the cash bonus.  The Employer will determine when your employment has terminated and whether your termination of employment was on account of death or Disability.

Definition of Disability

For the purposes of this Agreement, “Disability” means a condition in which you are unable, by reason of a medically determinable physical or mental impairment, to discharge substantially all of the duties of your position with the Employer, which condition, in the opinion of a physician selected by the Employer, is expected to have a duration of 180 days or more.

Leaves of Absence and Part-Time Work

For the purposes of the Award, your employment will not terminate when you go on military leave, sick leave, or any  other bona fide leave of absence, but only if and to the extent that continued crediting of service for purposes of the Award is required by applicable law, or the leave is approved by the Employer and continued crediting of service for purposes of the Award is specified in a written agreement between you and the Employer governing or supplementing the written terms of the leave.  However, your employment will be treated as being terminated when the leave ends, unless you immediately return to active work for the Employer.

If you go on a leave of absence or begin working on a part-time basis, then except as required by law, the Employer may in its discretion reduce the amount of your bonus (including to $0), except to the extent it is prohibited from doing so by law or by the terms of a written agreement between you and the Employer governing or supplementing the written terms of your leave or part-time schedule.

Confidentiality and Ownership of Information; Pre- and Post- Employment Restrictive Covenants

During the course of your employment, you will have access to and become familiar with various confidential information, including the Employer’s and/or its affiliates’ proprietary information, technical data, trade secrets, confidential knowledge, know-how or any other confidential technical or business information (“Confidential Information”).  By way of example, the term “Confidential Information” may include:  formulas, patterns, devices, secret inventions, processes, computer programs, compilations of information, records, specifications, sales procedures, customer requirements, pricing techniques, customer (and prospective customer) and supplier lists, methods of doing business, research,  designs, data, charts, budgets, distributor names, pricing and cost information, development information, production and manufacturing information, sales and marketing information and other confidential information.  You acknowledge that such Confidential Information is owned and shall continue to be owned solely by the Employer and/or its respective affiliate, and you agree that you do not have any ownership or other rights in or to the Confidential Information.

During your employment with the Employer, you shall not, without the prior written consent of the Employer, either directly or indirectly:  (a) disclose or divulge to any person, firm, corporation or other entity any of the Confidential Information of the Employer and/ or its affiliates or use such information for any purpose whatsoever except as required in the course and scope of your employment under this Agreement; (b) make known to any person, firm, corporation or other entity the names and/or addresses of any of the customers or prospective customers of the Employer or any of its affiliates or any other confidential or business information pertaining to said customers or prospective customers; (c) invest, participate, or engage in any business that is competitive with that of the Employer or any of its affiliates or otherwise accept employment with or render services to a competitor of the Employer or any of its affiliates as a director, manager, officer, agent, employee, consultant, or otherwise; (d) solicit or attempt to solicit or accept business that is competitive with the business being conducted by the Employer or any of its affiliates from any of the customers or prospective customers of the Employer or its affiliates; or (e) engage in other activity or conduct which creates a conflict of interest between you and the business interests of the Employer and/or its affiliates.

All files, records, documents, drawings, specifications, information, data and similar items relating to the business of the Employer and/or its affiliates, whether prepared by you or otherwise coming into your possession, shall remain the exclusive property of the Employer and/or such applicable affiliate.  Under no circumstances shall you remove from the premises of the Employer or any of its affiliates any of the Employer’s or the respective affiliate’s books, records, documents or customer (or prospective customer) lists without the prior written permission of the Employer, nor shall you make any copies of such books, records, documents or customer (or prospective customer) lists for use outside of the Employer’s office, except as specifically authorized in writing by Employer.  Any such books, records, documents or other materials or copies thereof in your possession or under your control shall be immediately returned to the Employer upon termination or cessation of your employment.

In consideration of the mutual promises herein, including the Employer’s promise to provide you with Confidential Information, upon termination or cessation of employment with the Employer for any reason and for a period of two (2) years immediately thereafter (except with respect to sub-section (a) of this section, which covenant period shall be perpetual), you shall not, without the prior written consent of the Employer, directly or indirectly:

(a)     disclose or divulge to any person, firm, company, corporation or other entity any of the Confidential Information of the Employer unless compelled to disclose such information by law, or otherwise use such information for any purpose whatsoever;

(b)     within the states the Employer and/or any of its affiliates now or hereafter conducts business or actively prospects for business (the “Territory”), invest or engage in, start, conduct, operate, manage, or control any business that is competitive with the Employer or any of its affiliates, including any business that markets products and/or performs services in competition with those marketed and/or performed by Employer and/or its affiliates within the Territory;

(c)     within the Territory, accept employment with or render services to a competitor of the Employer or any of its affiliates as a director, manager, officer, agent, employee, consultant or otherwise, including accepting employment with or rendering services to a person, firm, company, corporation or other entity that markets products and/or performs services in competition with those marketed and/or performed by the Employer and/or its affiliates within the Territory;

(d)     disclose to any person, firm, company, corporation or other entity the names and/or addresses of any of the customers or prospective customers of the Employer or any of its affiliates or any other Confidential Information or business information acquired by you during the course of your employment with the Employer pertaining to said customers or prospective customers;

(e)     on your own behalf or on the behalf of any person, firm, company, corporation or other entity, contact, call on, solicit or take away or attempt to contact, call on, solicit or take away, or accept business from, any of the customers or prospective customers of the Employer or any of its affiliates or any other person, firm, company, corporation or other entity whose business the Employer or any of its affiliates was soliciting; or

(f)     on your own behalf or on the behalf of any other person, firm, company, corporation or other entity, hire or solicit or in any manner whatsoever attempt to influence or induce any current employee of the Employer or its affiliates, or any person who has been an employee of the Employer and/or one of its affiliates at any time during the twelve (12) months prior to your date of termination or cessation of employment, to leave the employment of the Employer or its affiliates.

The post-employment restrictive covenants contained in this Agreement are intended to limit your right to compete only to the extent necessary to protect the Employer’s business and goodwill.  The parties hereto agree that if any post-employment restrictive covenant set forth in this Agreement is found to be unreasonable as to scope, time period, territorial restraint or otherwise by a court of competent jurisdiction, then you and Employer agree and submit to the reduction thereof to such scope, time period, or territory as is deemed reasonable by such court.

You hereby acknowledge that your employment with the Employer is not for any definite period or successions of periods and that no representative of the Employer, other than the President or Chief Executive Officer of the Employer, has any authority to enter into any agreement for employment for any specified period of time or to make an agreement contrary to the terms and provisions of this Agreement.  You further acknowledge: (a) that in the event your employment with Employer terminates for any reason, you will be able to earn a livelihood without violating the post-employment restrictive covenants contained in this Agreement; (b) that you are capable of pursuing a career and earning a livelihood in other businesses or industries within the Territory which are not competitive with the business of the Employer or its affiliates; and (c) that your ability to earn a livelihood without violating such restrictive covenants is a material condition to the Employer’s extending this bonus opportunity to you.

The obligations contained in this Agreement regarding confidentiality, documents, and restrictive covenants shall survive cessation of employment and the termination of this Agreement.  In addition, the termination of this Agreement shall not affect any of the rights or obligations of either party arising prior to or at the time of the termination of this Agreement.  The existence of any claim or cause of action that you may have against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of the restrictive covenants contained in this Agreement.

You and Employer agree that the services to be rendered by you on behalf of Employer are strictly personal and that you have special and peculiar fitness and experience therefor, and as a result of a breach of any of the restrictive covenants set forth in this Agreement, the

Employer will suffer irreparable harm which cannot be adequately or solely measured by rules of law.  Therefore, you and the Employer agree that, in the event you shall breach or violate any of the restrictive covenants set forth in this Agreement, the Employer, in addition to all the remedies which may be available to it, and without waiver of any claim for money damages or the necessity of securing or posting a bond or any other security in connection with such remedy, may proceed against you by injunction or other appropriate remedy to prevent you from violating such provisions.

Nontransferability

This Award represents your personal contingent right to receive a cash payment in the future from the Employer, if certain conditions are satisfied.  This Award is not transferable by you except to your estate following your death, and as otherwise required by law.

Change of Control

Reference is hereby made to that certain agreement, dated June 1, 2013 by and between Employee and Employer (the “Severance Agreement”), which, among other things, provides for certain payments in connection with a Change of Control (as defined in the Severance Agreement).  Notwithstanding anything to the contrary herein, if Employee has not received a payment pursuant to this Agreement and the Award, and this Agreement is in effect, and Employee is entitled to receive a Severance Payment (as defined in the Severance Agreement) pursuant to the terms and upon the events specified in the Severance Agreement, Employee shall be entitled to receive $300,000 in lieu, substitution and replacement of any other amounts or payments pursuant to this Agreement and the Notice (the “Change of Control Payment”). The Change of Control Payment shall be due and payable in a single, lump sum cash payment to Employee at the same time the Severance Payment is due and payable under Section 9(d) of the Severance Agreement. In addition, if, in connection with a Change of Control, this Agreement is terminated (in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B)) and not replaced by a plan, agreement or arrangement that offers substantially similar compensation or payments to Employee under terms similar to the terms of this Agreement, Employee shall be entitled to receive $300,000 in lieu, substitution and replacement of any other amounts or payments pursuant to this Agreement and the Notice (the “Change of Control Termination Payment”).  The Change of Control Termination Payment shall be due and payable in a single, lump sum cash payment to Employee within thirty (30) days of the effective date of (i) the Change of Control, if this Agreement is terminated on or within thirty (30) days before the Change of Control, or (ii) the termination of this Agreement following the Change of Control. Notwithstanding any provision herein to the contrary, in the case of a Change of Control Payment, on the one hand, or a Change of Control Termination Payment, on the other hand, the exact date of payment shall be determined by the Company in its sole discretion and the Change of Control must be considered a change of control under Treasury Regulation Section 1.409A-3(a)(5).  Notwithstanding any provision herein to the contrary, Employee may, in accordance with the foregoing, be entitled to a Change of Control Payment or a Change of Control Termination Payment, but not both such payments.

Effect of Employer’s Change of Control, or Dissolution; Ability of Employer to Terminate Award Prematurely for Any Reason

If the Employer is a party to a Change of Control, then the Award will be subject to Change of Control, but generally must either (a) remain an obligation of the Employer or (b) become an obligation of any successor to, or assignee of, the Employer, either by express written contract or by operation of law.

If the Employer is dissolved or liquidated (in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(A)) before June 1, 2016, and you are still employed by the Employer on the date of such dissolution or liquidation, or you terminated employment with the Employer before the date of such dissolution or liquidation on account of death or Disability, then you will vest in the Award on the date of such dissolution or liquidation, but (a) the definition of 2013-15 CCUM shall be changed so that it means the Employer’s cumulative corporate underwriting margin for each year or fraction of a year in the period beginning with January 1, 2013 and ending with the date of dissolution or liquidation, (b) all of the amounts in each of the three columns in Exhibit A shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of days in the period beginning January 1, 2013 and ending with the date of dissolution or liquidation and the denominator of which is 1,096, and (c) the resulting bonus amount will be paid in a single payment as soon as administratively feasible following the Employer’s dissolution or liquidation.

Additionally, the Employer is free to terminate this Award (in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(C)) at any time before June 1, 2016, without your consent, but in such a case, unless you have previously terminated employment other than on account of death or Disability, you will vest in the same adjusted bonus amount that you would have if the Employer had dissolved or liquidated on the date on which the Employer provides you with a written notice of such termination of the Award, and the entire resulting bonus will be paid in a single payment as soon as administratively feasible following the Employer’s written notice to you of the termination of the Award.

Federal Income Tax Treatment

No portion of the bonus that is the subject of the Award is includable in your or, if paid after your death, your beneficiary’s gross income for Federal income tax purposes until such portion is paid to you or your estate in cash.  However, when the bonus is paid to you in cash, it will be ordinary income to you and will be included in an IRS Form W-2, Wage and Tax Statement, issued to you by the Employer for the calendar year in which the payment occurs.

Because of Section 409A of the Internal Revenue Code of 1986, as amended, generally neither you nor the Employer may defer any portion of the bonus to a taxable year other than the taxable year in which it would otherwise be paid pursuant to the Notice and this Agreement.

You understand that you (and not the Employer) are responsible for your own Federal, state, local, or foreign tax liabilities and any other tax consequences that may arise as a result of the bonus that is the subject of this Agreement.

Withholding of Taxes

The Employer will withhold from the amount of any payment that otherwise would be paid to you on account of this Award the amount of your withholding tax liability (generally, Federal income tax and FICA tax withholding) and pay the withheld amount to the Internal Revenue Service on your behalf.

No Right to Continued Employment	Neither the Award nor this Agreement gives you any right to be retained by the Employer in any capacity until June 1, 2016 or any earlier or later date.
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Texas, without regard to its choice of law provisions.
Notices from Employer

The Employer may deliver by email, personal delivery by hand of a paper copy, or first class mail, all electronic or paper documents relating to the Award, either at the Employer’s premises (including your work email address) or at your home address (including a personal email address) as contained in the Employer’s then current personnel records.

Entire Understanding; No Changes Unless Agreed To In Writing	This Agreement and the Notice constitute the entire understanding between you and the Employer regarding the Award. This Agreement may be amended only by another written agreement between the parties.

(Remainder of Page Intentionally Left Blank – Signature Page Follows)

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first set forth above.

EMPLOYEE:

/s/ John Pearson
John Pearson

T.B.A. INSURANCE GROUP, LTD.

By: SNC Financial GP, LLC, its general partner

By:	/s/ Terry Ledbetter

Name:	Terry Ledbetter

Title:	President

Exhibit A

If 2013-15 CCUM is equal to or greater than	But less than	The bonus amount will be
NA	$80 million	$0
$80 million	$81 million	$150,000
$81 million	$82 million	$165,000
$82 million	$83 million	$180,000
$83 million	$84 million	$195,000
$84 million	$85 million	$210,000
$85 million	$86 million	$225,000
$86 million	$87 million	$240,000
$87 million	$88 million	$255,000
$88 million	$89 million	$270,000
$89 million	$90 million	$285,000
$90 million	$91 million	$300,000
$91 million	$92 million	$322,500
$92 million	$93 million	$345,000
$93 million	$94 million	$367,500
$94 million	$95 million	$390,000
$95 million	$96 million	$412,500
$96 million	$97 million	$435,000
$97 million	$98 million	$457,500
$98 million	$99 million	$480,000
$99 million	$100 million	$502,500
$100 million	$101 million	$525,000
$101 million	$102 million	$547,500
$102 million	$103 million	$570,000
$103 million	$104 million	$592,500
$104 million	$105 million	$615,000
$105 million	$106 million	$637.500
$106 million	$107 million	$660,000
$107 million	$108 million	$682,500
$108 million	$109 million	$705,000
$109 million	$110 million	$727.500
$110 million	NA	$750,000

Amendment to

Cash Performance Bonus Opportunity Agreement

This Amendment (this “Amendment”) is dated as of May __20, 2014, and confirms the discussions between John Pearson (“Employee”) and T.B.A. Insurance Group, Ltd., a Texas limited partnership (the “Employer”), regarding, among other things, the possible bonus payable to Employee based on the Employer’s cumulative corporate underwriting margin over the 2013-2015 period.

WHEREAS, Employer  and Employee are parties to that certain Cash Performance Bonus Opportunity Agreement dated as of June 1, 2013 (the “Bonus Agreement”);

WHEREAS, Employer and Employee now desire to amend the Bonus Agreement in certain respects; and

WHEREAS, the Bonus Agreement provides that it may be amended pursuant to a written agreement between Employee and the Employer:

NOW, THEREFORE, BE IT RESOLVED that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree to amend the Bonus Agreement in the following respects:

1.	The Section of the Bonus Agreement entitled “Change of Control” is deleted in its entirety.

2.

The Section of the Bonus Agreement entitled “Effect of Employer’s Change of Control, or Dissolution; Ability of Employer to Terminate Award Prematurely for Any Reason” is amended by adding at the end thereof the following new paragraph:

For purposes of this Agreement, the term “Change of Control” shall have the meaning set forth in the State National Companies, Inc. 2014 Long-Term Incentive Plan.

3.	The Section of the Bonus Agreement entitled “Federal Income Tax Treatment” is amended by adding at the end thereof the following new paragraph:

Notwithstanding anything herein to the contrary, if the Employer reasonably anticipates that if a distribution were made as scheduled under the Agreement it would result in a loss of the Employer’s tax deduction due to the application of Section 162(m) of the Internal Revenue Code, such distribution may be delayed and paid during the Employer’s first taxable year in which the Employer reasonably anticipates that the Employer’s tax deduction will not be limited or eliminated by the application of Section 162(m) of the Internal Revenue Code.  Notwithstanding the foregoing, no distribution under the Agreement may be deferred in accordance with this paragraph unless all scheduled distributions to the Employee and all similarly situated individuals that could be delayed in accordance with Treas. Reg. Section 1.409A-2(b)(7)(i) are also delayed.

RESOLVED FURTHER that the amendments to the Bonus Agreement set forth above shall be effective immediately upon the closing of the proposed private common stock offering (the “Private Offering”) by the Company’s ultimate parent entity, State National Companies, Inc., a Delaware corporation (“SNCI”), provided (1) that such closing occurs prior to July 30, 2014 and (2) the purchase price per share of common stock sold to investors in the Private Offering implies an enterprise value for SNCI immediately prior to such closing of at least $300 million.  If the Private Offering is not completed upon these terms, this Amendment shall be void ab initio and of no further force or effect and the Bonus Agreement shall remain in effect unchanged.

(Remainder of Page Intentionally Left Blank – Signature Page Follows)

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date first set forth above.

EMPLOYEE:

/s/ John M. Pearson
John Pearson

T.B.A. INSURANCE GROUP, LTD.

By: SNC Financial GP, LLC, its general partner

By:	/s/ Terry L. Ledbetter

Name:	Terry L. Ledbetter

Title:	President